ROSS MILLER Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20120595721-84
Filing Date and Time 08/28/20128:53 AM
Entity Number C18667-2004

1.

Name of corporation:

JMG Exploration, Inc.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Company is authorizing the issuance of 1,000,000 shares of preferred stock, .001 par value per share, denominated as Class M Preferred Stock, with such number of shares may be increased or decreased

By Resolution of the Board of Directors. The shares of Class M Preferred shall be entitled to receive such dividends as shares of the Company's Common Stock, provided that any such dividends shall be calculated as if the Shares of Class M Preferred had been fully converted pursuant to the Automatic Conversion. The shares of Class M Preferred shall have the same voting and liquidation rights as the Common Stock

(after giving effect to the Automatic Conversion) and the shares of Class M Preferred are not redeemable.

Shares of Class M Preferred rank, on a post-Automatic Conversion basis, pari passu with the Company's

Common Stock in all other respects.

Please see attachment A for a complete description of the voting powers, designation, preferences and rights of the Shares of Class M Preferred  Stock.

3.

 Effective date of filing: (optional) (must not be later than 90 days after the certificate is filed)

4.

Signature: (required)

/s/ Justin Yorke
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Designation

This form must be accompanied by appropriate fees.

Revised: 3-6-09

ATTACHMENT A

TO

CERTIFICATE OF DESIGNATION

of

CLASS M PREFERRED STOCK

of

JMG EXPLORATION, INC.

(Pursuant to Section 78.1955 of the

Nevada Revised Statutes)

JMG Exploration, Inc., a corporation organized and existing under the laws of the State of Nevada (hereinafter called the “Company”), DOES HEREBY CERTIFY:

That, pursuant to authority vested in the Board of Directors of the Company by its Articles of Incorporation, and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors of the Company has adopted the following resolutions providing for the issuance of a series of Preferred Stock:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (hereinafter call the “Board of Directors” or the “Board”) by the Articles of Incorporation of the Company, a series of Preferred Stock, par value $.001 per share, of the Company be, and it hereby is, created, and that the designation and amount thereof and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

I.

Designation and Amount.

The shares of such series will be designated as Class M Preferred Stock (the “Class M Preferred”) and the number of shares constituting the Class M Preferred is 1,000,000.  Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease will reduce the number of shares of Class M Preferred to a number less than the number of shares then outstanding.

II.

Merger.

The Shares of Class M Preferred are to be issued pursuant to that certain Amended and Restated Agreement and Plan of Merger dated as of August 29, 2012 (the “Merger Agreement”) by and among the Company, Ad-Vantage Acquisition, Inc., a Delaware corporation wholly owned by the Company (“Merger Subsidiary”), and Ad-Vantage Networks, Inc., a Delaware corporation (“Ad-Vantage”), pursuant to which Merger Subsidiary will merge with and into Ad-Vantage and Ad-Vantage will become a wholly-owned subsidiary of the Company (the “Merger”).   Pursuant to the Merger Agreement, each share of Ad-Vantage capital stock shall be exchanged for 0.01 share of Class M Preferred (the “Exchange Ratio”).

II.

Dividends and Distributions

The holders of shares of Class M Preferred shall be entitled to receive such dividends and distributions as the holders of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, will be entitled to receive, when, in such form, as and if declared by the Board out of funds legally available for the purpose, provided, however, that any such dividends or distributions to holders of the Class M Preferred shall be calculated and made as if such shares of Class M Preferred had been fully converted in connection with the Automatic Conversion), all as further set forth below in Section I

III.

Voting Rights.

The holders of shares of Class M Preferred shall have the same right to vote as holders of the Common Stock and except as specifically provided in this Certificate of Designation or otherwise required by applicable law the Class M Preferred and the Common Stock shall vote together as a single class, provided, however, that the number of votes a holder of Class M Preferred shall be entitled to cast and the number of votes a holder of Common Stock shall be entitled to cast shall be determined as if the Automatic Conversion had been fully consummated.  Nothing herein shall be construed to amend or modify any voting rights that holders of the Common Stock may have or give holders of the Class M Preferred any right to amend or modify any voting rights that holders of the Common Stock may have.

IV.

Automatic Conversion.

Upon the filing and declared effectiveness with the Secretary of State of Nevada of an amendment to the Articles of Incorporation of the Company providing for (a)  that certain share increase pursuant to which the authorized number of shares of Common Stock of the Company is increased to 100,000,000 (the “Share Increase”) and (b) that certain combination of each outstanding share of Common Stock of the Company into 0.5 share of Common Stock of the Company (the “Reverse Stock Split”), each  issued and outstanding share of Class M Preferred shall automatically, and without the requirement for any further action, be converted into 100 shares of Common Stock of the Company (the “Automatic Conversion”).

V.

Liquidation, Dissolution or Winding Up.

In the event of any liquidation, dissolution or winding up of the Company prior to the consummation of the Automatic Conversion, holders of Class M Preferred shall be treated pari passu, on a post-Automatic Conversion basis, with holders of the Company’s Common Stock.

VI.

Consolidation, Merger, Etc.

In the event that the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property other than in connection with the Merger, then, in each such case, holders of Class M Preferred shall be treated pari passu, on a post-Automatic Conversion basis, with holders of the Company’s Common Stock.

VII.

Redemption.

The shares of Class M Preferred are not redeemable.

VIII.

Rank

The Class M Preferred rank, on a post-Automatic Conversion basis, pari passu, with the Company’s Common Stock.

IX.

Amendment

Notwithstanding anything contained in the Articles of Incorporation of the Company to the contrary and in addition to any other vote required by applicable law, so long as any shares of Class M Preferred are issued and outstanding, the Articles of Incorporation of the Company may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Class M Preferred so as to affect them adversely without the affirmative vote of the holders of at least 70% of the outstanding shares of Class M Preferred, voting together as a single series.

RESOLVED FURTHER, that the headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

RESOLVED FURTHER, that if any power, preference, right, qualification, limitation or restriction of the Class M Preferred set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences, rights, qualifications, limitations and restrictions set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable power, preference, right, qualification, limitation or restriction shall, nevertheless, remain in full force and effect, and no power, preference, right, qualification, limitation or restriction herein set forth shall be deemed dependent upon any other such power, preference, right, qualification, limitation or restriction unless so expressed herein.

RESOLVED FURTHER, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 78.1955 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chairman and President and attested by its Secretary as of August 28, 2012.

JMG Exploration, Inc.

/s/ Justin Yorke

Justin Yorke, Chairman and President

Attested to:

/s/ Justin Yorke

Justin Yorke, President